Contact:
Jon Mills – Director, External Communications
317-658-4540
jon.mills@cummins.com

July 11, 2017

For Immediate Release

Cummins Elects Karen Quintos and Rich Freeland to its Board of Directors

COLUMBUS, INDIANA – Today, Cummins Inc. (NYSE: CMI) announced the election of two new members to its Board of Directors. Karen Quintos, EVP and Chief Customer Officer, Dell Technologies Inc. and Rich Freeland, President and Chief Operating Officer, Cummins Inc.

In her role as Chief Customer Officer, Quintos leads a global organization devoted to customer advocacy. Quintos is responsible for setting and executing a total customer experience strategy to drive customer success. As part of this role, she also leads Diversity and Inclusion, Corporate Responsibility and Entrepreneurship strategy and programs.

While at Dell, Karen has served as senior vice president and Chief Marketing Officer, vice president of public sector marketing and North America commercial marketing, and held executive roles in services, support and supply chain management.

“Karen Quintos is a terrific addition to our Board of Directors as Cummins enters a new era of growth and success,” said Tom Linebarger, Chairman and CEO, Cummins Inc. “Quintos’ experience in customer service and supply chain will be an asset to us in our continued efforts to deliver world-class sales and support to our customers and create a more effective and efficient global supply chain.”

Quintos joined Dell in 2000 from Citigroup where she was vice president of global operations and technology. She also spent 12 years with Merck in marketing, operations and supply chain leadership positions.

Quintos earned a master's in marketing and international business from New York University and a Bachelor of Science in supply chain management from Pennsylvania State University.

Freeland is President and Chief Operating Officer for Cummins Inc., overseeing the Company’s daily operations. Freeland joined Cummins in 1979. In his more than 30-year tenure, he has held various roles with the Company, including Plant Manager of the Diesel ReCon Plant in Memphis, Tenn.; Plant Manager of the Columbus Engine Plant in Columbus, Ind.; President of the Distribution Business and President of the Components Business.

“Rich has a deep understanding of our markets and customers and adding him to our Board at this pivotal time better positions Cummins for success,” said Linebarger. “He has a proven track record of delivering financial results for Cummins, while bringing solutions to our customers that fuel their success. I am thrilled Rich has been elected to the Cummins Board of Directors.”

Most recently, Freeland was President of the Engine Business for Cummins, a position he held from 2010 to 2014. Under his leadership, the Engine Business realized revenue growth of nearly 40 percent, launched a record number of new products and created and grew numerous global partnerships in new and existing markets around the world.

Freeland attended Purdue University and graduated with a Bachelor of Science in Industrial Management from the Krannert School of Management. In 1987, he earned an MBA from Indiana University’s Kelley School of Business.

About Cummins Inc.
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 55,400 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations and approximately 7,400 dealer locations. Cummins earned $1.39 billion on sales of $17.5 billion in 2016. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at www.twitter.com/cummins and on YouTube at www.youtube.com/cumminsinc.